Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	Contact:
Rachel Stern
FactSet Research Systems Inc.
FOR IMMEDIATE RELEASE	203.810.1000

FactSet Research Systems Names Robin Abrams to Board of Directors

NORWALK, Conn., October 24, 2011 — FactSet Research Systems Inc. (NYSE:FDS) (Nasdaq: FDS), a leading provider of integrated global financial information and analytical applications for the investment community, today announced the election of Robin A. Abrams to its Board of Directors.

Ms. Abrams, age 60, is a private investor who currently serves as a member of the board of directors of Openwave Systems, Inc., a global software innovator delivering all-Internet protocol mediation and messaging solutions, HCL Technologies Ltd., a global offshore IT and software development company, Sierra Wireless, Inc., a leader in the design and delivery of customized connected lifestyle devices and services and Lattice Semiconductor Corporation, the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. From August 2006 to January 2007, Ms. Abrams served as Interim CEO of ZILOG, Inc., a provider of integrated microcontroller products. From July 2004 to July 2006, she served as Chief Executive Officer of Firefly Communications, Inc., a company with a range of mobile products that address the youth market, where she also served as a director from 2004 to 2010. From September 2003 to July 2004, Ms. Abrams was President of Accenture’s Connection to eBay unit, a company which provides mid- and large-sized retailers, manufacturers and distributors with a cost effective channel for selling large volumes of inventory, where she also served as a consultant from May 2003 to September 2003. From May 2001 to January 2003, Ms. Abrams served as President and Chief Executive Officer of BlueKite, a leading provider of bandwidth optimization software for wireless operators.

In addition to leading several start-ups, Ms. Abrams was president and CEO of Palm Computing, Inc. where she launched the Palm V and Palm VII. Prior to Palm, she was President and CEO of VeriFone, the global leader in debit/credit card authorization solutions. Ms. Abrams also held key executive positions at Apple. As managing director of Apple Asia, she helped open the Chinese and Indian markets to Apple products, and subsequently became president of Apple Americas. Previously, Ms. Abrams held senior product marketing positions at Norwest Bank (Wells Fargo) and Unisys.

Phil Hadley, Chairman and Chief Executive Officer of FactSet said, “We are pleased to welcome Robin Abrams to our Board of Directors. Robin brings to our Board a wealth of experience at technology companies, which we hope to leverage to enhance our own development processes. She has seen how several highly successful technology companies stay ahead of the competition through properly planning their product development strategy.”

Ms. Abrams received her BA in political science and history and her JD from the University of Nebraska. Her previous experiences as an executive officer at several technology companies makes Ms. Abrams an important resource for the Board as it assesses future financial and strategic decisions.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-four locations worldwide, including Boston, New York, Chicago, San Mateo, London, Amsterdam, Frankfurt, Paris, Milan, Dubai, Tokyo, Hong Kong, Mumbai and Sydney.